Exhibit 3.4
Delaware
The First State
I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “REGENERX BIOPHARMACEUTICALS, INC.”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF JUNE, A.D. 2010, AT 12:05 O’CLOCK P.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

0937420 8100 100637337 You may verify this certificate online at corp.delaware.gov/authver.shtml	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 8043505 DATE: 06-09-10

State of Delaware Secretary of State Division of Corporations Delivered 12:12 PM 06/08/2010 FILED 12:05 PM 06/08/2010 SRV 100637337 — 0937420 FILE
CERTIFICATE OF AMENDMENT OF RESTATED
CERTIFICATE OF INCORPORATION OF
REGENERX BIOPHARMACEUTICALS, INC.

RegeneRx Biopharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:
First: The name of the Corporation is RegeneRx Biopharmaceuticals, Inc.
Second: The original name of the Corporation is Alpha 1 Biomedicals, Inc. and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 13, 1982.
Third: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Restated Certificate of Incorporation as follows:
Article 4 shall be amended and restated to read in its entirety as follows:
“4. Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have the authority to issue is Two Hundred One Million (201,000,000) shares divided into two classes of which One Million (1,000,000) shares of the par value of $.001 per share shall be designated Preferred Stock and Two Hundred Million (200,000,000) shares of the par value of $.001 per share shall be designated Common Stock.”
Fourth: Pursuant to a resolution of the Board of Directors, an action by written consent of the stockholders of the Company, in lieu of a special meeting, was duly executed in accordance with Section 228 of the General Corporation Law of the State of Delaware, by the holders of outstanding stock of the Company having not less than the minimum number of votes that would be necessary to approve this Certificate of Amendment at a meeting at which all shares entitled to vote thereon were present and voting.
Fifth: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
In Witness Whereof, RegeneRx Biopharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its President and attested to by its Assistant Secretary this 8th day of June, 2010.

RegeneRx Biopharmaceuticals, Inc.

By:	/s/ J.J. Finkelstein J.J. Finkelstein, President

Attest:

/s/ C. Neil Lyons Neil Lyons, Assistant Secretary